EXHIBIT 99.3

Timberline Releases Highlights of Preliminary Economic
Analysis for Its Butte Highlands Gold Project

September 19, 2008 – Coeur d’Alene – Timberline Resources Corporation (AMEX:TLR) today released highlights from a preliminary in-house economic analysis of its 100-percent owned, royalty-free Butte Highlands Gold Project in southwestern Montana.

Nearly 100,000 feet of past drilling by major and junior mining companies outlined historic mineralization (pre-dating and not compliant with NI 43-101 or SEC Guide 7) exceeding 500,000 ounces of gold. The preliminary analysis assumes the successful confirmation of this historic mineralization, including its tonnage and average grade, which is the primary objective of the current drill program. Highlights of the analysis include:

•

A 2-year development time, primarily to drive an exploration decline to access mineralization, which may also serve as a production ramp, and cut underground drill stations, at an estimated cost of $15-million to $18-million.

•	Custom milling at nearby facilities with excess capacity, bypassing the need to permit and construct an onsite mill and tailings pond.

•	A 1,000 ton-per-day operation at an average grade of 0.287 ounces of gold per ton, yielding annual gold production of approximately 85,000 ounces per year over a 5-year mine-life.

•	Sensitivity analysis indicating robust economics at gold prices as low as $500 per ounce.

Timberline V-P of Exploration Paul Dircksen stated, “While our in-house analysis is preliminary in nature, these results are very compelling, especially given the current market conditions.”

Timberline CEO Randal Hardy added, “Our business model was conceived out of our belief that investor sentiment would eventually shift to favor hard assets and related businesses, such as drilling, mine development, and mining. We believe that the prevailing market instability is likely to hasten this shift and that we are well-positioned to benefit from it.”

The preliminary analysis is part of Timberline’s ongoing Preliminary Scoping Study at Butte Highlands and was conducted by Small Mine Development (“SMD”), which is expected to perform all development work for the project and is familiar with district geology. As previously announced, Timberline has signed a definitive agreement to acquire SMD and recently received shareholder approval to make the acquisition.

The Butte Highlands analysis is included in an updated Timberline presentation, which will be featured at The Silver Summit in Coeur d’Alene on Friday, September 19, and which is now available on the Company’s website at www.timberline-resources.com.

Timberline Resources Corporation has taken the complementary businesses of mining services and mineral exploration and combined them into a unique, forward-thinking investment vehicle that provides investors exposure to both the “picks and shovels” and “blue sky” aspects of the mining industry.

Timberline has contract drilling subsidiaries in the western United States and Mexico and an exploration division focused on high-potential, district-scale gold projects. With its anticipated acquisition of a premier American underground mine contractor, Small Mine Development, Timberline will strengthen its position as an emerging, vertically-integrated resource company. Timberline is listed on the American Stock Exchange and trades under the symbol “TLR”.

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. When used herein, the words "anticipate," "believe," "estimate," "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company's Annual Report on Form 10-KSB for the year ended September 30, 2007. Except as required by the Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Contact Information:

John Swallow, Chairman

Phone: 208.664.4859